Calculation of Filing Fee Tables
S-8
Midera Food Processing, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	457(a)	3,000,000	$ 35.00	$ 105,000,000.00	0.0001381	$ 14,500.50
Total Offering Amounts:						$ 105,000,000.00		$ 14,500.50
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 14,500.50
Offering Note
[1]	(1) Consists of 3,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), of Midera Food Processing, Inc. reserved for issuance pursuant to The Midera Food Processing, Inc. 2026 Long-Term Incentive Plan (the "2026 LTIP"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement shall be deemed to cover any additional shares of Common Stock to be offered or issued under the 2026 LTIP pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions. (2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. (3) Average of the high and low prices reported for a share of Common Stock on The Nasdaq Stock Market on June 29, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources